Exhibit 99.2

FINAL TRANSCRIPT

MMS - Q4 2007 MAXIMUS, Inc. Earnings Conference Call

Event Date/Time: Nov. 15. 2007 / 8:30AM ET

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

C O R P O R A T E P A R T I C I P A N T S

Lisa Miles
MAXIMUS, Inc. - Director - Investor Relations

David Walker
MAXIMUS, Inc. - CFO

Rich Montoni
MAXIMUS, Inc. - President & CEO

Jerry Weintraub
Weintraub Capital - Analyst

C O N F E R E N C E C A L L P A R T I C I P A N T S

Anurag Rana
KeyBanc Capital Markets - Analyst

Matthew McKay
Jefferies & Company - Analyst

Charles Strauzer
CJS Securities - Analyst

Jason Kupferberg
UBS - Analyst

Shlomo Rosenbaum
Stifel Nicolaus - Analyst

Rich Glass
Morgan Stanley - Analyst

Steve Balog
Cedar Creek Management - Analyst

P R E S E N T A T I O N

Operator
Ladies and gentlemen, welcome to MAXIMUS fourth quarter earnings call. During this session, all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS) At this time I would like to turn the call over to Lisa Miles, Director of Investor Relations.

Lisa Miles - MAXIMUS, Inc. - Director - Investor Relations

Good morning, and thank you for joining us on today's conference call. If you wish to follow along we've posted a presentation on our website under the investor relations page. On the call today is Rich Montoni, Chief Executive Officer; and David Walker, Chief Financial Officer. Following our prepared comments, we will open the call up for Q&A. Before I begin I'd like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions and actual events or results may differ materially as a result of risks we face including those discussed in exhibit 99.1 of our SEC filings. We encourage you to review the summary of these risks in our most recent 10-Q filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances.

And with that I'll turn the call over to David.

David Walker - MAXIMUS, Inc. - CFO

Thank you, Lisa. Good morning. Today we're reporting fourth quarter record revenue and earnings per share. In addition we have concluded the strategic review process and are launching a $150 million accelerated share repurchase program, which is immediately accretive and demonstrates our confidence in the future success of the Company. Rich will talk about this in greater detail later in the call. Let's jump right in to the details of the financial results for the fourth quarter. Today, MAXIMUS reported fourth quarter revenue totaling $201.9 million, a 17.5% increase over the same period last year. The Company reported net income in the fourth quarter of $14.2 million, or $0.63 per diluted share. This includes a $2.5 million legal expense primarily related to the Accenture arbitration or $0.06 per diluted share. Excluding the legal charge earnings per share was $0.69 per share.

Fourth quarter operating margin was solid at 10.8%. This is consistent with the double-digit operating margin delivered last quarter, excluding the unusual legal and settlement cost. Earlier in the year, we talked about the achievability of a 10% margin. The management team remains committed to continuing this strong financial delivery. We will see quarterly fluctuations related to timing or seasonality, but this target remains achievable. Other highlights in the quarter include, cash and marketable securities of $196.7 million at September 30, 2007. And as expected, DSOs were slightly higher than last quarter but remained respectable at 80 days.

Moving to results for the full fiscal year. For the full year, fiscal 2007 revenue increased 5.4% to $738.6 million compared to $700.9 million last year. Excluding revenue from the divested businesses for fiscal 2006, year-over-year organic growth was 6.8%. For fiscal 2007, MAXIMUS reported a GAAP loss of $8.3 million or $0.38 per share. This compares to fiscal 2006 net income of $2.5 million and diluted EPS of $0.11 per share. In order to set the platform for next year, let me walk you through results normalized for certain items. On a full-year GAAP basis income before taxes was $3.1 million. As a result of large amount included in legal and settlement expense that is not tax deductible, we reported an after-tax loss of $0.38 per share.

This after-tax loss was driven by three main items including: Losses on the terminated Texas subcontract totaling $25.2 million or $0.67 a share; a $4.2 million loss or $0.11 a share related to the Ontario project; and legal and settlement expenses of $44.6 million or $1.61 a share. Excluding these items, total Company income before tax for the full fiscal year would have been $77.1 million for a pro forma diluted earnings per share of $2.01. Overall, financial results for the quarter and the year were consistent with the expectations we outlined in our call in August. The fourth quarter is traditionally our strongest quarter, due to seasonality in certain business lines and benefits derived in the quarter from the timing of indirect expenditures. While our fourth quarter results were strong, we expect our first quarter to be sequentially lower due to seasonal trends and several large projects in operations and consulting, which required planned start-up costs in the first half of the year.

Let's jump into the details by segment, starting with the Operations segment, which posted another solid quarter. Revenue for the Operations segment increased 23%, to $141.9 million compared to the same period last year. For the full fiscal year, the Operations segment delivered revenue totaling $503.6 million, a 6.9% increase compared to the same period last year. Excluding revenue from divested businesses in fiscal 2006, Operations segment revenue grew 9%. The Operations segment recorded fourth quarter operating income of $23.5 million or an operating margin of 16.6% compared to a loss of $2.9 million reported in the same period last year.

For the full fiscal year, the segment had operating income of $39.1 million or an operating margin of 7.8%. Excluding the losses related to the now terminated Texas subcontract, the segment's pro forma operating margin was approximately 13.1%. The new contracts in Texas provided significant improvement in the second half of fiscal 2007. The segment also benefited from strong organic growth. The segment continues to win new work, which will be a major source of top-line growth in fiscal year '08. As previously discussed planned start-up costs required for certain new contracts will reduce sequential operating income in the first half of fiscal 2008.

Consulting segment revenue was $22.5 million for the fourth quarter with operating income of $554,000 and a 2.5% margin. Full-year revenue for the segment totaled $93.7 million with an operating income of $6.4 million and a margin of 6.9%. This compares to last year's revenue of $102.8 million and an operating margin of 14.1%. The reductions in revenue and margin compared to last year are primarily related to a couple of projects that were substantial contributors in fiscal 2006. Also hindering revenue growth and margin expansion is the transition away from contingency terms for our federal healthcare practices. As we make this shift we're refreshing the backlog with new work in Medicaid program integrity, such as our statewide fraud, waste and abuse program in New York, and our payment error rate measurement, or PERM, contracts in Colorado, North Dakota and Florida. Some of these new growth areas require up-front cost and will soften earnings in the first half of the year.

Moving on to the Systems segment. Systems revenue in the fourth fiscal quarter grew to $37.4 million, compared to $30 million reported for the same period last year. For the full year, revenue increased 11% to $141.3 million compared to fiscal 2006. Year-over-year revenue growth was driven primarily by new contracts in the ERP division, including state-wide implementations in Tennessee and Delaware. The segment was slightly profitable in the fourth quarter, earning $466,000. For the full year the segment lost $4.7 million. Much of the full-year loss resulted from ongoing software investments, as well as charges taken during the year related to efforts to resolve legacy contracts.

Moving to corporate expense items and corresponding profit margins. MAXIMUS achieved a solid 10.8% operating margin in the fourth quarter. SG&A was favorably impacted by timing of indirect cost, largely between the third and fourth quarter, as well as cost-management actions. As I stated earlier, Q1 is traditionally our softest quarter. The SG&A benefit recognized this quarter, coupled with seasonality and planned start-up expenditures related to New York [firm] operations, will result in a lower sequential operating margin in the first quarter of 2008.

Moving on to balance sheet and cash flow items, our accounts receivable for the quarter totaled $175.2 million. In addition, we also have $1.9 million in long-term accounts receivable, which are classified within other assets on the balance sheet, which brings me to DSOs. Over the last 18 months, Rich and I have talked a lot about management actions such as requiring more stringent business terms, enhancing our contracts and compliance team, and increasing program training. The results are clearly showing in our DSOs, with fourth quarter levels at 80 days. As I stated last quarter, we've laid out a more aggressive DSO range of 75 to 85 days, which reflects our ongoing focus on tightly managing cash and receivables throughout all levels of the organization.

As expected, cash flow was negative in the quarter, principally resulting from a cash outlay of $30.5 million related to the previously-disclosed settlement in the District of Columbia. Excluding the D.C. payment, cash from operations in the fourth quarter was $22.3 million, with free cash flow of $14.9 million. For fiscal 2007, cash from operations totaled $51.2 million with free cash flow of $33.4 million. Adjusting for the D.C. settlement, cash flow from operations was $81.7 million and free cash flow would have been $63.9 million. Our efforts to focus on balance sheet optimization as well as our accelerated share repurchase program demonstrate our commitment to managing working capital and enhancing shareholder value.

And with that, I'll turn the call over to Rich.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Thanks, David, and good morning, everyone. I want to kick off this morning with some late, great breaking news. Last night MAXIMUS received notification from the California Department of Healthcare Services of their intent to award the California health and care -- healthcare options rebid to MAXIMUS. This is truly fantastic news and I'm very proud of our team's collective effort to solidify this win. Thanks. We're very pleased to continue our partnership with the state in support of their efforts surrounding this critical program. The base contract is expected to run for a 57-month base with additional options for three years beyond that. We hope to finalize the contract in the next couple of weeks, but we're not at liberty to provide specific contract details at that time.

Okay, let's jump into our other announcements from yesterday. As noted in the press release we recently concluded our strategic review process in conjunction with UBS, our financial advisor. This is a thorough, extensive process, and we considered all options. Dynamics in the capital markets weighed in the process, and while we received much interest from outside parties on a variety of fronts, we are not immune to those broader market conditions. There's been substantial tightening of availability of capital, which impacted the ability of buyers to strike acceptable terms and conditions. As a result, we have concluded that continuing as an independent public company, coupled with meaningful capitalization efficiency, is the best option and in the best interests of our shareholders. We're not going to talk specifically to how the process unfolded, but I would remind you that the board initiated this process, and I can assure you that the scope and the intensity of the process was very significant. MAXIMUS has a great portfolio of assets and people and I am excited and dedicated to leading the Company forward.

As part of our strategy we have three key initiatives underway. First, we're addressing our capitalization head on. We've launched an accelerated share repurchase program, which will commence at the end -- at the end of business today. This is additive to our current board authorization program. At September 30th, we had approximately $40 million remaining under that program, and in addition we're seeking to secure a $50 million to $75 million line of credit in the coming weeks. Second, we're narrowing and concentrating our focus on core markets to fuel growth. This includes potential investments, partnerships, and tuck-in acquisitions. Third, we may pursue selected divestitures of businesses that may not fit within our primary markets but could be very attractive to those more focused in those markets.

Our program calls for the accelerated repurchase of shares in the amount of $150 million. We will purchase these shares effective today from UBS, which will then borrow the shares. Over the next nine months UBS will purchase an equivalent number of shares in the open market to cover the shares it borrowed. At the end of that period, MAXIMUS's initial purchase price will be adjusted up or down based upon the volume-weighted average price of the stock, or what's referred to as the VWAP, during this period. The price adjustment may be settled in cash or shares of stock, and we expect this program will be accretive by approximately $0.15 to $0.20 per diluted share in fiscal 2008, and it provides the Company with the flexibility necessary to continue to invest and grow the business.

This is the first window of opportunity we have had in at least the last 12 months to pursue a meaningful share repurchase. Clearly the outstanding arbitration and the ensuing strategic review process factored in to the timing of share repurchases. To refresh your memory on the Texas timeline, we had entered in to arbitration in December of 2006, terminated our subcontract agreement in February of 2007, and then entered in to contracts directly with the state at the end of March. Shortly thereafter we began laying the ground work for the strategic review process, which was announced in July. This ASR program will improve the efficiency of our capital structure, lower the cost of capital, increase earnings per share, and better position MAXIMUS for the future.

In addition to the ASR, MAXIMUS still has approximately $40 million available under its previous board-authorized repurchase program. This additional authorization remains available us to for share repurchases upon the completion of the ASR program. After the $150 million use of cash for the ASR program, cash at September 30th on a pro forma basis would have been approximately $47 million. I also note that while we may have quarterly fluctuations, our business has and is expected to generate substantial cash from operations. However, we also intend and our moving to put in place an additional $50 million to $75 million line of credit to be available for future business needs.

In addition to our capitalization program announced today, we're taking positive steps forward as we better define our longer-term vision for growth. We have a clear understanding of what businesses provide us with -- what businesses provide us with the most value and best fit with our strategic growth objectives. The review process facilitated a rigorous assessment of our individual businesses and confirmed our view that a refined focus is the most appropriate path as an independent company. We've concluded that returns are highest when a business such as ours focused on its core competencies and this we define to be: Holding a number one or number two position in a market; having the ability to meet clients' needs in cost-effective and efficient solutions; significant growth potential in those markets, then, a business can drive think highest returns to its shareholders. And for us that lands us squarely within our traditional BPO service offerings and certainly in government health and human services programs.

As we look at the overall portfolio we see businesses laid out across three major categories: One, those business lines that are clearly core to achieving our longer-term objectives; two, those businesses on the periphery of these areas that, for example, may share common customer bases. These still make sense to have in the mix. This are typically practice areas that remain accretive and offer synergies; and three, certain business lines that may not be a clear fit in our organization. Now in support of this effort to focus on our operations, we are actively working on alternatives for certain assets. We successfully benefited from the divestiture of two businesses in the beginning of fiscal 2007 which were not consistent with our longer-term objectives and we're prepared to take additional action in this area.

With a wrap-up of fiscal 2007 and the completion of the strategic review process, we are entering fiscal 2008 with a much-improved business. We've spent the last 18 months placing more emphasis on quality and risk management, which has resulted in the elimination of several legacy issues, more favorable contract terms on new awards, solid cash flow, lower DSOs, improving operating margins, and accelerating top-line growth. We successfully turned the Texas projects into profitable contributors, which speaks volumes about the Company's solid brand reputation, and perhaps more importantly, our extensive experience in providing cost-effective and efficient business process outsourcing in complex government-funded programs, such as Medicaid and SCHIP.

In fiscal 2007 we resolved the majority of the legal overhangs, including matters such as Ontario, the District of Columbia Department of Justice settlement, and we restructured our business relationships with Emergis, which turned this into a partnership. In the coming year we will build on the progress made in fiscal 2007 to further optimize operations and fuel growth as we emphasize those businesses which offer us more predictable recurring streams of revenue and sustainable levels of income. We are investing in the necessary -- we are investing the necessary dollars to succeed in these core areas where we see potential. For example, we are investing in a productization effort around both our enrollment broker and eligibility work, primarily for our Medicaid, enrollment broker, and SCHIP operations. This is where a plug-and-play technical solution is needed in support of our BPO services. Productization is key to maintaining a competitive leg up as we seek to serve a wide range of states.

Now we're launching this new technology platform in Indiana where we just signed a new two-year $15 million base contract to provide enrollment broker services for several state Medicaid programs. The project provides for the option to extend operations for an additional two years, which would bring the total award to $26 million over four years. This is an extremely strategic award for MAXIMUS, with universal healthcare being a key component of the overall program. In addition to serving as enrollment broker for the state's primary Medicaid program, MAXIMUS will also provide services for the state's new Healthy Indiana Program, or what is referred to as HIP. The state-sponsored HIP program is the principal platform for providing affordable health insurance for uninsured, low-income adults. This win further solidifies our position as the nation's leading provider of Medicaid enrollment broker service. More importantly it demonstrates our leadership and vision in assisting states with the rollout of universal healthcare. MAXIMUS remains at the forefront of the opportunities surrounding universal healthcare initiatives. At this juncture we believe most state initiatives will continue to be complementary to their current SCHIP and Medicaid programs.

Let's move on to backlog, new awards, and total sales pipeline, all of which I believe confirm and support our forecasted revenue growth for fiscal '08. At September 30, 2007, backlog totaled $1.3 billion, compared to 1.5 billion reported last year. This reflects certain larger jobs moving into rebid or option phases. You may recall option-year revenue is added to backlog when the option is formally awarded by the client. In fiscal 2008 we have a few large programs where the current base contract will run out in fiscal '08 and is then followed by an exercisable option period. Signed awards at September 30, 2007 totaled $569 million, which compares to $717 million reported same period last year. This is offset by an increase in awarded and unsigned at September 30, 2007 to $310 million from $103 million at September 30, 2006. For fiscal 2007 approximately 70% of new signed awards are in the Operations segment, which reflects a targeted effort on the growing health and human services markets.

Now let's take a moment to focus on the sales pipeline. As of November 8, 2007, our overall sales pipeline is at record levels and total $1.7 billion. This compares to $1.1 billion at September 30, 2006. As a reminder, the Company reported pipeline -- it only includes those opportunities where an RFP is expected to be released in the next six month, so the opportunity has to be on the horizon for it to be included. Of the $1.7 billion pipeline, approximately 60% is attributable to opportunities in the Operations segment. In addition the majority of the overall pipeline is coming from new opportunities that are less than $50 million in value. This reflects our continued efforts of securing new work that is less volume driven and centered around our core competencies in the area of operation management and BPO outsourcing.

Moving on to rebids, as I noted earlier, late last night we received a notice of intent to award the California health and care options contract to MAXIMUS, which was our final rebid in -- which was our final rebid in 2007. We'll be working to finalize that award in the coming weeks. As we look out to fiscal 2008, we have 13 rebids. These are 13 rebids expected during the year for a total contract value of approximately $280 million. Since most of this year's rebids are in the second half of the year, the impact to revenue for fiscal 2008 is approximately only $4 million. Shifting over to option-year exercises, we have 27 expected options in fiscal '08. These have a collective value of $223 million -- total contract value, of which we expect revenue of approximately $47 million in fiscal 2008.

Moving on to guidance, we expect revenue for fiscal 2008 to be in the range of $850 million to $880 million with a diluted EPS of $2.40 to $2.65. Now this EPS range -- this is before the expected accretion of $0.15 to $0.20 per diluted share from the $150 million ASR program, so that's -- you should note that that's before the accretion. The Company estimates that approximately 83% of forecasted fiscal 2008 revenue is presently in the form of backlog. This metric is a very strong indicator in support of our forecasted revenue for fiscal 2008. As we've talked about the last few quarters, fiscal 2008 top-line growth is expected to be fueled by new work in the Operations segment. We expect that Consulting will return to more normalized financial performance in fiscal '08 with expected 10% growth. On the Systems side we're looking for revenue growth in the range of 10% to 15% with a much-improved operating income compared to fiscal 2007. As David talked about earlier, the first quarter is expected to be sequentially lower as a result of the planned investments related to new work and seasonality in the fourth quarter that was not repeat in Q1.

And now before I open it up to Q&A I want to reinforce commitment of this management team and the board of directors to creating and delivering long-term shareholder value. We undertook this strategic review process to assess MAXIMUS's future in different scenarios, and we emerged with a focused strategy and clear sense of next steps. The repurchase plan provided us a more efficient capital structure and it is meant to send a message to our shareholders that we are intent on delivering value, in this case immediately. I believe these actions underscore our confidence and our prospects an independent Company, and our outlook and current pipeline of new opportunities for the current year speaks to the anticipated growth in our operations as we shed legacy issues and focus our business on profitable work within our more-narrowly defined scope of operations. I'll look forward to updating you throughout the year on our progress. We also will be reaching out to the investment community throughout the year to broaden our audience and raise awareness and understanding of the growth opportunities within MAXIMUS.

I thank you for your interest this morning, and now let's open the all up to questions.

Q U E S T I O N S A N D A N S W E R S

Operator

[OPERATOR INSTRUCTIONS) Our first question is from the line of Anurag Rana. Please go ahead.

Anurag Rana - KeyBanc Capital Markets - Analyst

Hi, good morning, everyone. Could you please give us some information on the offers that you received on the sale of the Company and whether they were above the current stock price, and if the board was not interested in the price that was offered?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Anurag, this is Rich. Good morning. I'm not going to get into extensive details about the buyers' specific offers, but I would say this -- just let me talk about the process and give you a little bit of color. It is clear that when we started this process in June, the capital markets were totally different. I would say who would have guessed that both the equity and the debt markets would have experienced the dynamics that they've gone through since that point in time. And we all know there's been an incredible drop in the volume of M&A activity in the marketplace and I dare say that not a day has passed where a transaction has not been tabled. We did receive very strong indications at first; nearly 70 indications of interest. We did receive written and verbal offers, but these started to dissipate as the market dissipated, just as you've seen with other transactions. So those who had strong initial interest did not advance to the finish line in this process.

When I think about the situation, again, these folks were very, very mindful of the premium that perhaps they sensed was factored into price, and again, these are determinations to be made by buyers, not by us. But I do think, as you have, that some folks were mindful of what they sensed was a premium factored into the price of the stock. I'd also add some folks were interested in parts but not all of the business, and some were preoccupied with other deals, quite frankly, that they had in the hopper. And lastly, I'd say that some were simply not financially or otherwise in a position to pull it off, perhaps tied up with their own LBO issues. As I wrap it up, I get back to the one predominant issue that was clear in this situation was the overall condition and deterioration of the capital markets. That helpful?

Anurag Rana - KeyBanc Capital Markets - Analyst

That's really helpful, thank you. Also your guidance for next year suggests the margins around 10%. Now after your internal review and revised focus what do you think long-term margins for MAXIMUS could be in a few years?

Rich Montoni - MAXIMUS, Inc. - President & CEO

I don't think -- I don't want to go there at this point in time. I think what we need to do is -- is move forward and look at those business units that require some action to get us the focus, and one of the bi-products certainly will be margin. Certainly we'd like to take actions that improve and not deteriorate margin, but that's one element of the equation. So when those margin improves happen and to what extent I think is really a question to be asked on future calls but a very good one.

Anurag Rana - KeyBanc Capital Markets - Analyst

Thank you.

Operator

Our next question comes is from the line of Matthew McKay with Jefferies & Company. Please go ahead.

Matthew McKay - Jefferies & Company - Analyst

Good morning, guys.

David Walker - MAXIMUS, Inc. - CFO

Hi, Matt.

Matthew McKay - Jefferies & Company - Analyst

Fist question just to you, Rich, is just what your plans are. If you plan to -- now that there's a no-sale here, are you going to stay with the Company or just a little insight in to what your thinking is?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Matt, no question, I'm going to stay with the Company. I won't get into details about why I like the Company, what I like about the Company, why I enjoy working here, that's a longer conversation, but the short of it is I'm very committed to the Company, very pleased to be here, and very pleased with this path and opportunity to take it to the next chapter.

Matthew McKay - Jefferies & Company - Analyst

Okay, good. And then just on the winning California, congratulations. If I --

Rich Montoni - MAXIMUS, Inc. - President & CEO

Thank you very much.

Matthew McKay - Jefferies & Company - Analyst

Yes. If I understand how that's going to work, I think the existing contract runs through the end of this fiscal year for you guys. With the new contract, is it going to run in parallel through this fiscal year, so would it actually be accretive to your guidance?

Rich Montoni - MAXIMUS, Inc. - President & CEO

No, I think the way that this will work, I think actually the new contract is effective in January of '09, so this new contract -- I'm sorry --

David Walker - MAXIMUS, Inc. - CFO

Of '08.

Rich Montoni - MAXIMUS, Inc. - President & CEO

So for purpo -- this is win that really is for purposes of revenue in Operations an '09 issue, not an '08 issue.

Matthew McKay - Jefferies & Company - Analyst

Okay, so you're not going to get any revenue from this starting January 2008?

Rich Montoni - MAXIMUS, Inc. - President & CEO

There's a transition period so we're not going to get additional or double up on revenue.

Matthew McKay - Jefferies & Company - Analyst

Okay.

Rich Montoni - MAXIMUS, Inc. - President & CEO

We've already factors full operations of this project into our '08 forecast.

Matthew McKay - Jefferies & Company - Analyst

Okay.

Rich Montoni - MAXIMUS, Inc. - President & CEO

So really what this does is solidify revenue beyond fiscal '08 -- '09 and even beyond fiscal '09.

Matthew McKay - Jefferies & Company - Analyst

Okay.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Okay?

Matthew McKay - Jefferies & Company - Analyst

That is helpful. And just one last question, just I'm curious, as you went through this strategic alternative thought process and obviously came with the accelerated stock repurchase, I just -- was there a good reason why you didn't think about maybe doing a more aggressive acquisition strategy?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Yes, I think there is a good reason why, and there's several factors that went in to this, and we really did explore all alternatives. We really do think focus is important. Quite frankly, we think-- when we look at our stock price, and we look at the potential of our operations -- and certainly you're well aware of what we've managed to do in improving that in fiscal '07, and I think we've got some pretty good headway as we go in to fiscal '08 -- we think the price of the stock is ripe for purposes of repurchases. We think it's substantially accretive, and frankly, our shareholders -- and we've had discussions with our shareholders -- they're very receptive to some form of repatriation. I don't think we're excessively capitalized -- excessively under-capitalized with this ASR program. I think it leaves us with good capitalizations to consider alternatives as we move forward but we didn't want to rush into an acquisition-type situation. It was not the right path for us at this time.

Matthew McKay - Jefferies & Company - Analyst

Okay. Great. Thanks a lot, guys.

Rich Montoni - MAXIMUS, Inc. - President & CEO

You bet.

Operator

Our next question comes is from the line of Charles Strauzer with CJS Securities, Please go ahead.

Charles Strauzer - CJS Securities - Analyst

Good morning, Rich.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Good morning, Charles how are you?

Charles Strauzer - CJS Securities - Analyst

Good, thank you. Just a question just to clarify on the guidance, if I could. Last quarter you gave initial '08 guidance of revenue greater than 10%, and now you're implying mid to high teens top-line growth which is very robust but you're sticking to the 10% margin goal and only raising the bottom end of your original EPS guidance. Are there some facts in there other than the Medicaid (inaudible) up-front costs? [Fact is that the EPS of this is] because the cash interest income is going away? Is it higher tax rates? What are the factors that are going into that?

Rich Montoni - MAXIMUS, Inc. - President & CEO

I'm going to ask Dave Walker to respond to that.

David Walker - MAXIMUS, Inc. - CFO

We normalized revenue -- I guess the way I think of it, we normalized for you at $2,01, We're showing you our revenue increases, and a lot of reasons for that, a lot of new wins this year on the fourth quarter. Texas for a full-year run rate under the new contract it certainly drives up the top line, but that's why we've got the guidance of the $850 million, $880 million. If you take the 111 to 141, which is the increment of revenue over this year and you put a 10% operating margin, [add as tax affected], you're talking 30 -- $0.29 to $0.37 a share. And so -- of course, like all things, Rich and I take on additional challenges, so there's about a $0.10 to $0.27 challenge to, in fact continue, to improve the operating income, so that's the basis of it. It's the $2.01 plus the $0.29 to $0.37 a share that's implied in the revenue growth and it's $0.10 to $0.27 a share just really from continuing to drive up margins. And certainly when we look at some of our segments we 'd like to see improvement.

Rich Montoni - MAXIMUS, Inc. - President & CEO

And I would add, Charles, that this is before the ASR program, so --

David Walker - MAXIMUS, Inc. - CFO

Yes.

Rich Montoni - MAXIMUS, Inc. - President & CEO

-- as you move forward with your new models you'll have to factor in all of the impacts of the ASR, and that would include, as you referred to, there'd be less other income, interest income, so that would have to be adjusted, but also the big impact, obviously, would be in the denominator of the EPS calculation, so you'd have to do that on top of $2.40 to $2.65. We felt very comfortable in moving up the lower end of the range from what had been $2.35. Keep in mind that $2.35 to -- that earlier range was very, very early in the year. It was before we went through our planning process. We felt comfortable moving up the lower end of the range, but I'd emphasis it is, by definition, the lower end of the range.

Charles Strauzer - CJS Securities - Analyst

Got it. I just was trying to get at, when you look at the various segments and you gave up some pretty good guidance for growth rates for the top line, but are you implying that certain segments will have less profitability year-over-year; i.e., the Systems and Consulting segments?

Rich Montoni - MAXIMUS, Inc. - President & CEO

We're not looking for any of our segments to have less profitability year over year.

Charles Strauzer - CJS Securities - Analyst

On a margin basis?

Rich Montoni - MAXIMUS, Inc. - President & CEO

On a margin basis.

Charles Strauzer - CJS Securities - Analyst

Got it, great. Thank you very much. Is there any cap on the VWAP adjustments, Rich, on the ASR?

Rich Montoni - MAXIMUS, Inc. - President & CEO

I can't get into the details on that one. We'd have -- we're going through the legal processes of filing that document and what should be public and what shouldn't be public is something the lawyers are deal with right now, Charles.

Lisa Miles - MAXIMUS, Inc. - Director - Investor Relations

Charlie, we will be filing that as an 8-K probably early next week, so you'll be able to take a look at it.

Charles Strauzer - CJS Securities - Analyst

Well, thank you very much.

Rich Montoni - MAXIMUS, Inc. - President & CEO

You bet, thank you.

Operator

(OPERATOR INSTRUCTIONS) Our next question is from the line of Jason Kupferberg with UBS. Please go ahead.

Jason Kupferberg - UBS - Analyst

Thank you, and good morning. Just a question on -- Rich, as you said pretty much all alternatives were considered here. I was curious specifically with regard to the potential for a dutch tender, and why that might have been ultimately decided against in favor of the ASR, what the pros and cons specifically as it relates to that potential option?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Yes, I think -- boy, it quickly gets very -- almost nearly judgment Jason, in terms of what form -- what vehicle do you select to effectuate the return to your shareholders, and we went through that whole litany of alternatives, including dutch tender, increasing an ordinary dividend, large dividend, and we ended up on the ASR because there's certain aspects to the ASR that we liked. We liked the certainty. We liked the immediate aspects of it. We liked the immediate accretion. We felt that since we're not necessarily stock pickers, it also provided us a vehicle to get the stock at what we think is fair prices. The dutch tender had some appeal, but also had some negatives it to as well. They're not always successful. They're certainly not as -- as fast as an ASR, so we decided to go with the ASR for that -- those reasons.

Jason Kupferberg - UBS - Analyst

Okay. That's helpful. And on the Accenture arbitration, any updates there? And I know you had $0.06 of legal charges in Q4 for that, what are you looking for going forward? Are there going to be continuing ongoing legal expenses there and are any of those baked in to the EPS guidance?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Here's where we are with the arbitration with Accenture. It's basically law firm to law firm and representing each side as they move forward to a currently scheduled arbitration in the middle of April, I believe, so that's really the process. There has not been settlement discussions or negotiations at this time. We did accrue an additional amount in this fourth quarter, and it depends how things work out, but we believe that the accrual is necessary and sufficient to get us through the beginning of next year, and we're also exploring the viability of some insurance coverage as it relates to legal cost beyond that point in time.

Jason Kupferberg - UBS - Analyst

Okay. And just --

Rich Montoni - MAXIMUS, Inc. - President & CEO

The last element of your question, we have not baked into our '08 guidance any additional legal costs for that matter.

Jason Kupferberg - UBS - Analyst

Okay, and just a broad macro question. Obviously a lot of questions around the state and local budgets now with some of the slowdown in the macro economy and property taxes being down and I think there was some article about California specifically yesterday facing some unexpected deficits. How are you guys looking at that? I'm sure you watch it closely and arguably your businesses, different to some extent now than during the last time that the states faced a real fiscal crunch, but to what extent have you tried to factor some of that into your outlook as well, some of the stuff that might be beyond your control?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Well, I think of it this way and I do think there are some macro issues -- state and local issues that are circling, and certainly the general state of the economy does have -- somewhat delayed, but does have impacts on state and local budgets. The other factors that one might mention is what 's going on from a political perspective with SCHIP authorization, et cetera, so we watch that very closely. It's interesting with our business model -- and we've learned this in prior periods and you go back to the beginning of 2000 when states had similar issues -- is most of our product line and service offerings are tied to federally-mandated programs, so the programs must continue. Our experience is that the states generally continue with their current level of spending, so we find during steep recessionary times some risk of marginal cut back on some programs but the more hardy programs those that are federally mandated, tend to continue at the same level of spend. So I think that's one good thing about our business model. States do have some discretionary spend areas, but we tend not to concentrate on those discretionary spend areas.

Jason Kupferberg - UBS - Analyst

Okay. And just a last question for David if I can. Operating and free cash flow expectations for fiscal '08?

David Walker - MAXIMUS, Inc. - CFO

Sure. Your cash flow from operations will range somewhere from $50 million to $60 million -- and I'll provide a little flavor for that -- and your free cash flow excluding the repurchase will be somewhere in the $30 million to $40 million range. And one of the things I'll say, if you look year over year, we did a great job in '07 of driving down DSOs, so receivables on a cash-flow perspective actually was a net contributor. But as we grow -- when we look in to '08 -- the receivables -- and we're using 80 days in our modeling -- we'll consume working capital, so growth has a tendency to do that.

On our CapEx, we averaged about 1.8% of our revenue last year in CapEx spending -- capital assets, but we will need some additional infrastructure, financial systems, et cetera, so we baked that additional spending in. And then we spent cap software about $1.5 million a quarter in '07, and I would expect something to continue in that range. Last year we generated a lot of cash from taxes, and we fortunately we'll be in a tax paying position. It's a high-class problem and we like that, so that'll change the dynamics a little bit. So hopefully that helps.

Jason Kupferberg - UBS - Analyst

It does. Thanks, guys.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Yes.

Operator

Our next question is from the line of Shlomo Rosenbaum with Stifel Nicolaus. Please go ahead.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Hi, thank you for taking my question. I wanted to delve in a little bit to business units. The margins were very high in Operations segment for the second quarter in a row. We historically have thought about that segment being maybe 8% to 12% margins and now we're seeing like 17.6%, 16.6%. Could you talk specifically about what happened in the last couple of quarters and has the bar been raised?

David Walker - MAXIMUS, Inc. - CFO

There's certain aspects of the Operations business is somewhat seasonal so you have to be careful for that. For example, we have a tax crediting business in there that tends to come on really strong in Q4, so that certainly plays a factor. And some of our growth in Operations will be lower risk work, but lower margin work, so that on weighted average will blend it down next year. But there's no doubt about it, the team's done a great job in '07, I think, of optimizing return to shareholders and striking the right balance.

Rich Montoni - MAXIMUS, Inc. - President & CEO

And I'd only add to that in Q3 we did see a nonrecurring uptick as it relates to some nonrecurring. in essence. recoveries on the Texas project --

David Walker - MAXIMUS, Inc. - CFO

Yes.

Rich Montoni - MAXIMUS, Inc. - President & CEO
-- so that helped the margin quite a bit. And as Dave says, in Q3 and Q4 we do get a respectable amount of seasonal profit from our tax business which dissipates in Q1 and Q2, so you should expect to see some flux because of those dynamics.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Okay, and then on the consulting business you talked a little bit about some work that. I guess. was federal -- some healthcare work. Is that [RevMAX] work that you're not pursuing over there? Is that some of the reasons -- some of the work that you're getting out of?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Well, we're pursuing RevMAX, we're just no longer pursuing RevMAX on a contingent basis when we're chasing after federal dollars. We don't think that's in our best interest. So we're still doing that on a fixed-fee for basis -- on basis. But with that said, some customers won't mind that model as attractive, even though we think it provides a high-value proposition. So with that said, I think we're transitioning into some other work area and we've been pretty successful; some wins in fraud, waste and abuse and the PERM work that we talked about. And the nature to sum that for the fraud, waste and abuse, it's similar to RevMAX in that we have to incur some costs and build some models and do some things before we start getting transactional revenue from that. So we're going to be spending some money towards that, which will ultimately be accretive in the year -- in the early parts of the year, and we should see the benefit on the back end.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

What about some of the timing and billing of work issues and consulting fees, just give a little bit more detail on what that was?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Well, there's always seasonality inside of consulting, so when we have these contingent work things, it could swing on an individual contract by several million dollars from one quarter up or one quarter down, so it can be volatile quarter over quarter. And frankly, as we get away from the RevMAX fee for service it should have the effect of at least that portion of the work smoothing it overall. But overall, we look to have an operating income margin there in excess of 10%. It's a consulting business should be much better than that.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Okay. Do you have a percentage of your work that's federally funded, just of your overall business?

Rich Montoni - MAXIMUS, Inc. - President & CEO

We have looked at that and we believe approximately 70% of our business is federally funded. Now it may -- it may ultimately go through the states and the states would be the direct payor to us, but it's federal funds that pay the states and then pay us, so our estimate is about 70% of our revenues.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Okay, great, and I'm going to sneak in one last one.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Sure.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Are there any -- you talked about some of your contracts that are being rebid and then some of the options. It seems like the rebids are not going to have a big impact this year, but are there any fairly large dollar-sized contracts that we should be keeping our eyes on for either the rebid or the options?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Yes, I think '08 shapes up to have some significant rebid/option periods. Up until last night, I was thinking that HCO would be the most significant rebid event in '08, but as it works out, we're great to have that in the win column. It's a great way to start out fiscal '08 to put that one in the win column. As we go into '08, the significant engagements that we're focused on would be winning the long-term Texas contracts, because we have some work in Texas that will run through December of '08 and then will be up for rebid. We have some other work that runs through June of 2010, which contracts we're in the process of finalizing.

So some of that work will be up for rebid in fiscal '08, so that will be important. And I think we also have large -- we have some work that we do for the federal government, CMS in particular, quality assurance work in our federal division within our Operations segment, that's up for rebid. And then I think we have a New York contract where we've got some option extensions that we need to achieve.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Okay. But your biggest two or three, are these the biggest two or three, basically? You're looking at the Texas, the one with CMS, and then the New York contract?

Rich Montoni - MAXIMUS, Inc. - President & CEO

That's correct.

Lisa Miles - MAXIMUS, Inc. - Director - Investor Relations

I just wanted to clarify, Shlomo, on the rebids, Texas and the CMS work are the bulk of the rebids. New York Medicaid Choice, that actually is an option year that will be decided in fiscal 2008 but it's not a revenue impact until fiscal 2009.

Shlomo Rosenbaum - Stifel Nicolaus - Analyst

Okay. I'll let somebody else ask and I'll get back in line.

Lisa Miles - MAXIMUS, Inc. - Director - Investor Relations

Okay, thanks.

Operator

Our next question is from the line of Roger Chuchen with Morgan Stanley. Please go ahead.

Rich Glass - Morgan Stanley - Analyst

Hi, guys, it's Rich Glass, actually. So much for that one-question rule, huh? Can I ask you to give us a little more insight into the -- part of your release where you talked about refining the focus on core health and human services operations and seeking possible alternatives for certain non-core assets and basically what we're talking about there potentially?

Rich Montoni - MAXIMUS, Inc. - President & CEO

I'd be glad to do that, Rich. What we are doing, what we have done and will continue to do -- I don't think you just do this once and go back -- we're going through all of our business offerings and assessing them vis-a-vis the criteria that I talked about in the call. And to recap that, we have some that fit squarely in what we consider to be our real growth areas. We have some that -- and it's a bit of a circle in an oval peg, but still they're profitable, they're accretive, there's no compelling reason to exit that line of business. And then we have some that, quite frankly, we don't have the time to best manage those businesses. We don't see them as synergistic with our other businesses, and we think in the hands of others, they could do much better, the employees would have more growth opportunities, their shareholders would see greater returns.

One experience I've had over the last 18 months -- and this is a reconfirmation that I get on quarterly basis, it's a very pleasant confirmation -- and that is we do extremely well in our model when we are number one or number two. We just -- one of our key differentiators in the market is our subject matter expertise and I think that's another way to say we really know this space better than other people. And when that happens our customers come to us. They have a strong preference to renew with us. They're willing -- they're very willing to have more more fair negotiations about price and terms, which translates into our margins. They really have a bias for MAXIMUS serving them. And I think that's all good, and I think that all translates from a shareholders perspective into greater returns and better margins.

So we're going to focus the Company in that direction as opposed to being a quite diversified Company. I really want to move the Company to be focused on those growth areas, and we're mapping that over to what we think our macro growth area is. It's very, very clear in our society and our governments that they continue to have big issues as it relates to health, government management of health, fraud waste and abuse, even in all of those areas where we see management of employment in these various governments and we're seeing some strong indications of what we do in the work force area as coming back, particularly with DRA. So there's a lot of things where we see strong growth and what we want to do is make that our bulls eye, be number one or two in the marketplace, and I think that's going to translate into better financial performance. So with that as a backdrop, we are going through and looking at those business units that we think we should consider -- for which we should consider alternatives. I'm not going about it as a fire sale. I want to be reasonable about it and I'll be reasonable to the employees, but we are definitely marching down the path and looking for selective divisions for other alternatives.

Rich Glass - Morgan Stanley - Analyst

Okay, so we are really focusing on maybe Operations here, considering on what you're talking about in terms of focus --

Rich Montoni - MAXIMUS, Inc. - President & CEO

Yes, our model I think works best when we have long-term outsourcing contracts, contracts that run two, three, four, five years. And quite frankly plan A is we're going to be doing this work for these governments for not this contract, but our model works very well and the industry, I think, is very much driven toward renewing the contracts. Plan A is that you do those contracts for 20 years, not --

Rich Glass - Morgan Stanley - Analyst

If I'm hearing it right, your Systems and Consulting you don't have to own, maybe they're worth more to somebody else, maybe they're a better fit. And you put in a buyback today of $150 million, and then $40 million beyond that, and then you might have proceeds from any other sales above and beyond that as well, which you could use for other corporate purposes. Is that fair?

Rich Montoni - MAXIMUS, Inc. - President & CEO

That is very, very fair.

Rich Glass - Morgan Stanley - Analyst

Okay. Sounds good. Thanks.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Good. Thank you very much, Rich.

Operator

Our next question is from the line of Jerry Weintraub with Weintraub Capital. Please go ahead. Jerry, your line is open.

Jerry Weintraub - Weintraub Capital - Analyst

I have no questions.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Okay.

Operator

Our last question is from the line of Steve Balog with Cedar Creek Management. Please go ahead.

Steve Balog - Cedar Creek Management - Analyst

Thanks. The original stated reason for selling the Company was there was some thought we should be part of a much larger company, if I recall something with systems expertise, so that was not a financial buyer. I would have thought that a -- that a larger company like that, the equity markets -- excuse me, the debt markets and getting financing wouldn't be an issue for the IBMs, EVs, Accentures of the world, companies of that class that wouldn't matter. That's question one, where does that work? Are we now at a disadvantage because we're not part of larger company with the system's expertise? And maybe the whole explanation of this is -- not to put words in your mouth, but it were the strategics the ones that only wanted part of the company, like the Operations part, but they didn't want the rest? Could you help me sort through all that?

Rich Montoni - MAXIMUS, Inc. - President & CEO

Actually -- and again, I'm not going to get into individual buyer situations, but it's a not fair to map it over and say just the strategics just wanted parts. That's not a general rule that's fair to the situation. We did receive substantial interest across the board, and as it relates to your question on the systems piece, you're right. One of the reasons for considering a combination with a strategic, and perhaps the most compelling one, is to further improve the Company's sure IT capabilities. That being said, we have not rested on our laurels and as we talked about in our call, we've made some pretty significant investments in some proprietary technology that gives us a competitive advantage as we offer our BPO solution in the marketplace, and I specifically mentioned the productization efforts we've made in EB as well as SCHIP.

That's not the type of technology solution we were looking for from a complementary partner. It would be more -- just think about classic ITO. And I still think that that is a factor. I still think that that remains how we couple with those types of providers, because we don't envision ourselves as being an ITO -- pure ITO outsourcing firm. As in the past we've partnered with them, we'll sub them in and we'll continue to do that. So we don't lose any -- I don't think we'll lose any momentum, but I still think that's a potential synergy that's out there.

Steve Balog - Cedar Creek Management - Analyst

Okay. Back to the other question I had, though, is those kinds of companies that I would have thought would be interested are not -- don't -- can find the financing no problem, this is a smallish acquisition for them. So I guess the highest interest -- or they didn't want to pay this kind -- those types of buyers didn't want to pay the price we needed?

Rich Montoni - MAXIMUS, Inc. - President & CEO

I think that's right. I think that's a fair conclusion, and it's very difficult. There's no generalty in terms of why a strategic took a position. As I said earlier, there's some factors out there that I think certain ones may have considered in the process, again, sensing -- many were mindful of a premium being factored into the price. As I said, some are interested in parts, but not all of the business, and I do think that some were preoccupied. You've seen some announcements lately that are pretty sizeable for some of those folks that you otherwise would think would have an interest.

Steve Balog - Cedar Creek Management - Analyst

Great. Thank you.

Rich Montoni - MAXIMUS, Inc. - President & CEO

Okay. Okay. I have one last clarifying point in response to my discussion in response to Rich Glass's situation about Consulting and Systems. I want to emphasize that these are certain divisions inside these segments, not persuasiveness as it relates to all of Consulting or all of Systems. In fact I do think there's a very good fit for some of our Consulting work that's complementary to our service offerings and product offerings in health and human services. It's one of the ways we distinguish ourselves as subject-matter experts, okay?

Lisa Miles - MAXIMUS, Inc. - Director - Investor Relations

Operator, that ends our call today.

Operator

Ladies and gentlemen, a replay of this call will be available to you. Your replay information can be found on the press release. The direct link is reg.linkconferencecall.com/digitalplayback/digitalplaybackregistration.aspx?recie=5826. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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MAXIMUS

HELPING GOVERNMENT SERVE THE PEOPLE®

David N. Walker

Chief Financial Officer and Treasurer

4th Quarter Fiscal 2007

November 15, 2007

David N. Walker Chief Financial Officer and Treasurer 4th Quarter Fiscal 2007 November 15, 2007 Fourth Quarter and Full Year Results  4th Quarter results

Fourth Quarter and Full Year Results  4th Quarter results  Record 4th Quarter revenue totaling $201.9 million   a 17.5% increase over same period last year  Net income in 4th Quarter of $14.2M or $0.63 per diluted share Includes a $2.5 million legal expense related to Accenture arbitration  or $0.06 per diluted share  4th Quarter operating margin was solid 10.8% 10% margin is achievable target Q4 Highlights  Cash and marketable securities $196.7 million at Sept. 30, 2007 DSO's remained solid at 80 days Full year results  Revenue increased 5.4% to $738.6 million FY07 GAAP loss of $8.3 million or $0.38 per share

MAXIMUS

Supplemental Pro Forma Information

	Three Months Ended		Year Ended	
	September 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007
Revenue, as reported (GAAP)	$ 171.8	$ 201.9	$ 700.9	$ 738.6
Income (loss) before taxes, as reported (GAAP)	$ 3.3	$ 24.4	$ 4.0	$ 3.1
Add back Texas subcontract (1)	12.7	(0.2)	49.4	25.2
Add back Ontario project loss	-	-	-	4.2
Add back legal and settlement expense	(0.9)	2.5	9.4	44.6
Pro forma income before taxes, (non-GAAP)	$ 15.1	$ 26.7	$ 62.8	$ 77.1
Diluted earnings (loss) per share, as reported (GAAP)	$ 0.09	$ 0.63	$ 0.11	$ (0.38)
Add back Texas subcontract contract (1)	0.36	(0.01)	1.38	0.67
Add back Ontario project loss	-	-	-	0.11
Add back legal and settlement expense	(0.03)	0.06	0.27	1.61
Pro forma diluted earnings per share (non-GAAP)	$ 0.42	$ 0.68	$ 1.76	$ 2.01

3

Supplemental Pro Forma Information Total pro-forma IBIT for FY07 would have been $77.1 million or diluted EPS of $2.01 Three Months Ended Year Ended September 30, September 30, September 30, September 30, 2006 2007 2006 2007 Revenue, as reported (GAAP) $ 171.8 $ 201.9 $ 700.9 $ 738.6 Income (loss) before taxes , as reported(GAAP) $ Add back Texas subcontract (1) Add back Ontario project loss Add back legal and settlement expense 3.3 $ 24.4 $4.0 $ 3.1 12.7 (0.2) 49.4 25.2 ---4.2 (0.9) 2.5 9.4 44.6 Pro forma income before taxes, (non-GAAP) $15.1 $ 26.7 $ 62.8 $ 77.1 Diluted earnings (loss)per share, as reported (GAAP) $ Add back Texas subcontract contract (1) Add back Ontario project loss Add back legal and settlement expense. 0.09 $ 0.63 $ 0.11 $ (0.38) 0.36 (0.01) 1.38 0.67 ---0.11 (0.03) 0.06 0.27 1.61 Pro forma diluted earnings per share (non-GAAP) $0.42 $ 0.68 $ 1.76 $ 2.01 (1) Only reflects results from the now-terminated Accenture subcontract.

Results by Business Segment Operations Segment Operations Segment delivers strong revenue growth Q4 revenue increased 23% to $141.9 million compared to last year FY07 revenue of $503.6 million a 6.9% increase over 2006 Revenue grew 9% -excluding divested businesses in fiscal 2006 Operations Segment operating income Q4 operating income of $23.5 million, or a margin of 16.6% FY07 operating income of $39.1 million or operating margin of 7.8% Pro forma operating margin was 13.1% excluding losses on the now-terminated Accenture subcontract New Texas contracts and strong organic growth provided improvement in second half of FY 07 Segment expected to be major source of top-line growth in FY08 as it continues to win new work Planned start-up costs for certain contracts will reduce sequential operating income in first half of FY 08

Results by Business Segment Consulting & Systems Consulting Segment Revenue $22.5 million in 4th quarter with operating income of $554,000 and a 2.5% margin Full year revenue totaled $93.7 million with operating income of $6.4 million and a margin of 6.9% Systems Segment Q4 Revenue grew to $37.4 million earned $466,000 Full year revenue increased 11% to $141.3 million compared to fiscal 2006 driven by new contracts in ERP division with statewide implementations in TN and DE The Segment lost $4.7 million in fiscal 2007 resulting from ongoing software investments and effort to resolve legacy contracts

Balance Sheet and Cash Flow Items Accounts Receivable at September 30, 2007 totaled $175.2 million Another $1.9 million in long-term accounts receivable classified as other assets is on balance sheet DSO’s at 80 days at September 30, 2007 Targeted DSO range of 75 to 85 days reflects ongoing focus on tightly managing cash and receivables at all levels Cash Flow Negative cash flow in the fourth quarter resulting from outlay of $30.5 million in previously disclosed District of Columbia settlement Excluding D.C. payment, cash from operations in 4th quarter was $22.3 million with free cash flow of $14.9 million Fiscal 2007 cash from operations totaled $51.2 million with free cash flow of $33.4 million (Adjusting for D.C. settlement cash flow from operations was $81.7 million and free cash flow would have been $63.9 million)

MAXIMUS

HELPING GOVERNMENT SERVE THE PEOPLE®

Richard A. Montoni

President and Chief Executive Officer

4th Quarter Fiscal 2007

November 15, 2007

Richard A. Montoni President and Chief Executive Officer 4th Quarter Fiscal 2007  November 15, 2007

Breaking News: CA HCO Rebid -Notice of Intent To Award  NOTICE OF INTENT TO AWARD  CALIFORNIA DEPARTMENT OF HEALTH CARE SERVICES 1501 Capitol Ave, Guard Station Sacramento, CA 95814 November 14, 2007  IN CONSIDERATION OF THE RESPONSE TO THE CALIFORNIA DEPARTMENT OF HEALTH CARE SERVICES’ HEALTH CARE OPTIONS PROGRAM REQUEST FOR PROPOSAL (RFP) 06-55000 THE DEPARTMENT HEREBY ANNOUNCES ITS INTENT TO AWARD A CONTRACT TO:  MAXIMUS, Inc. 11419 Sunset Hills Road Reston, VA 20190  THE ABOVE-NAMED PARTY WILL PARTICIPATE WITH THE CALIFORNIA DEPARTMENT OF HEALTH CARE SERVICES IN THE EXECUTION OF THE FINAL TERMS AND CONDITIONS OF THE CONTRACT FOR AWARD.

Concluded Strategic Review Process Thorough and extensive review process Much interest shown from outside parties on variety of fronts Market dynamics impacted process Not immune to broader market conditions Substantial increase in cost of capital Remain an independent public, company, coupled with meaningful capitalization efficiency

Three Key Initiatives 1. Capitalization $150 million Accelerated Share Repurchase (ASR) Plan to commence end of business today $40.0 million remains available under board authorized share repurchase program at September 30, 2007 Plan to secure an additional $50 to $75 million line of credit to provideadditional financial flexibility 2. Concentrate focus on core markets to fuel growth Potential investments, partnerships and tuck-in acquisitions 3. Consider pursuit of selected divestitures Businesses which may not fit within our primary markets Could be attractive to a player more focused on that market space

Accelerated Share Repurchase program Program calls for accelerated repurchase of shares up to $150 million UBS to purchase equivalent number of shares in open market over next nine months MAXIMUS’ initial price to be adjusted up or down based on the volume-weighted average price (VWAP) during this period Price adjustment may be settled in cash or shares of stock Program expected to be accretive by approx. $0.15 to $0.20 per share in fiscal 2008 This is the first available opportunity to pursue a meaningful repurchase program In addition to ASR, $40.0 million remains available under the current board authorized share repurchase program to resume at the end of the ASR ASR program better positions MAXIMUS for the future Provides MAXIMUS financial flexibility necessary to continue to invest and grow business Improves efficiency of capital structure, lowers cost of capital, and is immediately accretive

Longer-Term Growth Vision Refine focus on Core Competencies Holding #1 or #2 position in its markets The ability to meet clients’ needs with cost-effective and efficient solutions Significant growth potential in expanding markets Best way to drive highest returns for shareholders Lands squarely in traditional health and human services BPO offerings

Three Major Business Categories in Portfolio: 1. Those business lines that are clearly core to achieving our longer-term objectives 2. Those businesses on the periphery of these core areas such as those that may share common customer bases 3. Certain business lines that may not be a clear fit within our organization

Achievements in Fiscal 2007 Past 18 months has emphasized critical initiatives in quality and risk management which have resulted in: Several legacy issues have been eliminated More favorable contract terms on new awards Solid cash flow Lower DSO’s Improved operating margins Accelerated top-line growth Reputation as a solid brand has grown in 2007 through: Successfully turning Texas projects into profitable contributors Extensive experience in providing cost-effective and efficient business process outsourcing in complex government funded programs such as Medicaid & SCHIP Resolution of matters such as Ontario, D.C. DOJ settlement and restructured business relationship with Emergis turning it into a partnership

Looking Forward New Opportunities in Fiscal 2008 Build on progress made in fiscal 2007 Further optimizing operations and fueling growth Emphasize businesses offering more predictable, recurring streams of revenue and sustainable levels of income Investing to succeed in those core areas where we see potential Productization effort around core health enrollment broker and eligibility technical platform Launching new technology platform in Indiana New enrollment broker work for Indiana’s primary Medicaid program 2 year, $15 million base contract, potentially extended to additional 2 years for total award of $26 million Universal Health Care as key component Provide services for Indiana’s new Healthy Indiana Program Indiana win further solidifies our position as nation’s leading provider of Medicaid enrollment broker services MAXIMUS to assist states with new roll outs Universal Health Care

Solidifying Our Future Backlog of $1.3 billion at September 30, 2007 New Signed and Unsigned Awards $569 million signed awards as of September 30, 2007 70% of new signed awards are in Operations Segment which reflects our targeted effort on growing health and human services markets New contracts awarded but unsigned as of Sept. 30, 2007 total $310 million Sales Pipeline As of Nov. 8, 2007 record levels total $1.7 billion 60% attributed to solid opportunities in Operations Segment Majority of overall pipeline comes from new opportunities which are less than $50 million in value This reflects continued efforts securing new work less volume driven centered around core competencies

Rebids/Options 13 rebids in FY 2008, with total contract value of $280 million but impact to FY 08 revenue is only $4 million due to timing 27 options with total value of $223 and FY 08 revenue impact of $47 million Guidance FY 08 revenue of $850 million to $880 million with diluted EPS of $2.40 to $2.65, before the beneficial impact of the ASR program which is expected toprovide $0.15 to $0.20 accretion 83% of forecasted FY 08 revenue currently in the form of backlog Top-line growth fueled by Operations Q1 sequentially lower Investments Q4 seasonality that does not repeat